UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section  13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 14, 2007

IVANHOE ENERGY INC.
(Exact Name of Registrant as Specified in Its Charter)

Yukon, Canada
(State or Other Jurisdiction of Incorporation)

000-30586	98-0372413
(Commission File Number)	(IRS Employer Identification No.)

Suite 654 – 999 Canada Place Vancouver, BC, Canada	V6C 3E1
(Address of Principal Executive Offices)	(Zip Code)

(604) 688-8323
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in a Form 8-K filed on November 13, 2006, Ivanhoe Energy (USA) Inc., a wholly owned subsidiary of Ivanhoe Energy Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with LaSalle Bank N.A. as administrative agent and issuing lender and the other lenders thereto (the “Lenders”) on October 30, 2006. On September 12, 2007, the Company made a draw on the Credit Agreement in the amount of $3.0 million, at a rate of 8.48%, for a total outstanding amount of $4.5 million.

On September 14, 2007, Pan-China Resources Ltd. (the “Borrower”), an indirect wholly-owned subsidiary of the Company, entered into a Facility Agreement (the “Facility Agreement”) with Sunwing Holding Corporation, a wholly-owned subsidiary, Sunwing Energy Ltd., and Sunwing Zitong Energy Ltd., each an indirect wholly-owned subsidiary of the Company, as guarantors, Standard Bank PLC as agent and security trustee, and Standard Bank Asia Limited as account bank. The Facility Agreement provides for a $30 million revolving/term credit facility with an initial borrowing base of $10 million, which will be available for (1) the costs of developing, maintaining, operating and managing the interests of Sunwing Holding and its subsidiaries in the Dagang field in China and other fields that may be designated pursuant to the Facility Agreement from time to time, (2) payment of fees, costs, and expenses incurred by the Borrower in connection with the transactions contemplated by certain documents set forth in the Facility Agreement, and (3) general corporate purposes.

The Company made an initial draw of $7.0 million on September 14, 2007 at an annual interest rate equal to three month LIBOR plus 3.75 or 9.34%. The facility is scheduled to expire in September 2010.

The loan terms require the Company to enter into three year commodity derivative contracts covering approximately 50% of the Company’s estimated production from its Dagang field in China. The facility is secured by a pledge of collections from the Company’s monthly oil sales in China and by a pledge of the shares of the Company’s Chinese subsidiaries.

The Facility Agreement contains customary representations and warranties and affirmative and negative covenants including, among others: maintenance of proper books and records and delivery of financial statements and other reports; preservation of existence; maintenance of property; maintenance of insurance with respect to its properties and business; payment of its obligations; compliance with laws; delivery of valid title information; compliance with environmental laws; maintenance of its primary operative and depository accounts; authorized use of proceeds of the loans; limitations on liens; limited disposition of assets; limitation on indebtedness; restrictions on disposition of assets; restrictions on consolidations and mergers; restrictions on a change in business and corporate structure and accounting treatment or reporting practices.

The Facility Agreement provides for customary events of default including, among other things: non-payment; breach of any representation or warranty; material misrepresentation, failure to perform or observe any term or covenant contained in the Facility Agreement, including financial covenants; cross-default; insolvency or voluntary proceedings; involuntary proceedings; material impairment, abandonment or nationalization of the assets securing the Facility Agreement; qualification of the audited accounts of any of the guarantors by the auditors in any material respect; adverse change or revocation or invalidation of a guaranty.

A copy of the Facility Agreement will be filed in conjunction with Ivanhoe Energy Inc.’s 10-Q filing for the period ended September 30, 2007.

Section  9 – Financial Statements and Exhibits

Item  9.01. Financial Statements and Exhibits.

Exhibits:

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IVANHOE ENERGY INC.
Date: October 25, 2007	By:	/s/ Beverly A. Bartlett
Beverly A. Bartlett Vice President and Corporate Secretary

Exhibit  Index

None.